Exhibit 99.1

China 3C Group Announces Change in Board of Directors

Todd Mavis resigns from the Board of Directors

ZHEJIANG PROVINCE, China, Dec. 18 -- China 3C Group (OTC Bulletin Board: CHCG - News), a retailer and distributor of consumer and business products in China, announced that on December 17, 2007 Mr. Todd Mavis has informed the board he had resigned from the Board of Directors.

China 3C Chairman and CEO Zhenggang Wang commented, "We are very sorry to see Todd leave. His participation on the board and assistance on the audit committee have been a great asset to me and the company. He is a man of the highest integrity, professionalism and good will and I have no doubt he will be highly successful at anything he pursues. He has shown a true commitment to help us succeed, and we are a much better company because of him."

Mavis commented, "It has been a privilege to serve on the board and as a member of the audit committee of China 3C this past year. I leave the Board very impressed with Mr. Wang and the abilities of his leadership team. They continue to make solid progress on executing the company's growth strategy. It has been exciting to see the tremendous progress the company has made in expanding its footprint throughout China. With a retail presence in nearly 1,000 stores, the company is quickly becoming a more significant player in the distribution of electronic products throughout China."

About China 3C

China 3C is a leading wholesale distributor and retailer of 3C merchandise: computers, communication products and consumer electronics. The company specializes in wholesale distribution and retail sales of 3C products in Eastern China, focusing on products that make life more comfortable, convenient and connected. The company's goal is to become the number one retailer of 3C products in China. For more information, visit http://www.china3cgroup.com.

A profile for investors can be accessed at http://www.hawkassociates.com/chcgprofile.aspx. For investor relations information regarding China 3C, contact Frank Hawkins or Ken AuYeung, Hawk Associates, at (305) 451-1888, e-mail: info@hawkassociates.com. An online investor kit including press releases, current price quotes, stock charts and other valuable information for investors may be found at http://www.hawkassociates.com and http://www.americanmicrocaps.com. To receive free e-mail notification of future releases for China 3C, sign up at http://www.hawkassociates.com/email.aspx.

Forward-looking Statements:

Certain of the statements set forth in this press release constitute "Forward looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. We have included and from time to time may make in our public filings, press releases or other public statements, certain forward-looking statements, including, without limitation, those under "Management's Discussion and Analysis of Financial Condition and Results of Operations" in Part II, Item 7 of our Annual Report on Form 10-K. In some cases these statements are identifiable through the use of words such as "anticipate," "believe," "estimate," "expect," "intend," "plan," "project," "target," "can," "could," "may," "should," "will," "would" or words or expressions of similar meaning. You are cautioned not to place undue reliance on these forward- looking statements. In addition, our management may make forward-looking statements to analysts, investors, representatives of the media and others. These forward-looking statements are not historical facts and represent only our beliefs regarding future events, many of which, by their nature, are inherently uncertain and beyond our control. There can be no assurance that such forward-looking statements will prove to be accurate and China 3C Group undertakes no obligation to update any forward-looking statements or to announce revisions to any of the forward-looking statements.

Source: China 3C Group

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